Exhibit 10.2
First Amendment to Manufacturing Agreement
Between iRobot Corporation and Kin Yat Industrial Co. Ltd
This Amendment is made between iRobot Corporation (“Buyer”) and Kin Yat Industrial Co. Ltd., (“Seller”), and shall be effective as of the date last signed below.
WHEREAS, the parties entered into the Manufacturing Agreement, on March 23, 2007 (“Manufacturing Agreement”); and
WHEREAS, the Buyer and Seller desire to extend the term of the Manufacturing Agreement; and
WHEREAS, pursuant to Section 18.3 of the Manufacturing Agreement, the Buyer and Seller desire to amend the Manufacturing Agreement as set forth below, and otherwise all other terms of the Manufacturing Agreement shall remain in full force and effect.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
1.	Section 1.16 is deleted in its entirely and replaced with the following:
“‘Production Schedule Forecast’ means the periodic, non-binding, rolling 12 months forecast, provided to Seller by Buyer, indicating Buyer’s monthly Product requirements, as amended by Buyer monthly. This non-binding monthly Production Schedule Forecast will give Seller an advance notice on Product requirement and will serve as a planning tool.”
2.	The last sentence of Section 1.17 is hereby replaced with the following: “For information or materials shared between the parties prior to March 27, 2010, the failure to label any of the foregoing as “confidential” or “proprietary” shall not mean it is not Proprietary Information and Technology. For information or materials presented after March 27, 2010, orally or without appropriate labels, the material or information shall be treated as Proprietary Information and Technology if the party provides a subsequent written confirmation of its proprietary nature within ninety (90) days of its disclosure.”

3.	Section 2 is deleted in its entirety and replaced with the following:
“List of Schedules. This Agreement includes the following Schedules for each Product to be manufactured hereunder, which are incorporated herein and made a part of this Agreement: (a) Product Specifications; (b) Long Lead-Time
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

First Amendment to Manufacturing Agreement

March 2010	GDW VF

Components; (c) Packaging & Shipping Specifications; (d) Supplier’s designated by buyer and consigned materials list; and (e) Test Procedures.”
4.	Section 4.2 is amended by adding the following: “Seller agrees to hold inventory on consignment for support of Buyer’s business. Seller commits to make available, at any time, full account of consigned items and any other iRobot related items at Seller’s premises, as requested by Buyer.”

5.	Section 4.4 is deleted in its entirety and replaced with the following:
“Materials Procurement. Seller will use Commercially Reasonable Efforts to procure components, per Buyer’s approved vendor list containing Suppliers Designated by Buyer, necessary to fulfill Purchase Orders accepted by Seller. Seller is responsible for the management of the performance of component suppliers — including but not limited to purchasing, component inventory control, customs paperwork and Value Added Tax (VAT) — and is ultimately responsible for the quality of components provided by any vendor from Buyer’s approved vendor listing, with exception of Components Supplied by Buyer. In the instance of Components Supplied by Buyer, Seller is responsible for adhering to incoming quality control and in process control of these components in accordance with mutually agreed upon quality procedures. Upon request, Seller will be required to submit specification sheets for outsourced components to Buyer for pre-approval. Moreover, Seller will interface with suppliers, including Suppliers Designated by Buyer, in good faith and follow Just In Time (JIT) inventory practices. It is noted that Seller shall provide temperature and humidity controlled storage with respect to certain components including, but not limited to, batteries.”
6.	Section 4.9 is deleted in its entirety and replaced with the following:
“Samples. Seller shall provide Buyer at no charge the engineering samples (but not quality samples or salesman samples) of the Products in such quantity as the Buyer shall reasonably require.”
7.	In Section 5.3, the first sentence is replaced with the following: “Annual fee and pricing will be reviewed by the parties on an annual basis, on or before [*] each calendar year, and will be revised consistent with [*].”

8.	Section 5.8 is deleted in its entirety and replaced with the following:
“Payment Terms. Buyer shall pay Seller all monies, not the subject of a good faith dispute, within 45 days from the date of receipt of the invoice. Seller shall be fully responsible for all Costs, and indemnify and hold Buyer harmless from
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

First Amendment to Manufacturing Agreement

March 2010	GDW VF

liability to Seller suppliers for money owed such suppliers by Seller for Seller’s purchase of goods and services in relation to the Product, as per Buyer’s standard Purchase Order Terms & Conditions.”
Buyer’s standard Purchase Order Terms & Conditions are attached hereto as Exhibit A, and are hereby incorporated by reference into the Manufacturing Agreement.

9.	In Section 5.9, “FOB port of Yantian, PRC” is changed to “FCA selected port of origin.”

10.	Section 5.12 is amended by adding the following: “Seller will adhere to the record keeping of Tools in accordance with Buyer’s requirements as described in the document ‘Tools in KY — Asset management.xls’. These records should be kept updated and readily available by Seller, at Buyer’s request.”

The document ‘Tools in KY — Asset management.xls’ is attached hereto as Exhibit B, and is hereby incorporated by reference into the Manufacturing Agreement.

11.	The following Section 7.5 be inserted:
“Limitation of liability. Without prejudice to Section 7.2, the liability of the Seller to Buyer, in addition to the obligations of Section 7.2, for any one act of default by reason of the breach of the warranty under this Agreement shall be limited to the extent that all or any damages (if proven) together shall in no event greater than the total dollar amount of the Products in the relevant order(s) from the Buyer affected by such breach which has/have been received and accepted by the Seller and paid for by the Buyer.”
12.	In Section 15.1 “three (3) years from the date of execution” is replaced with “on March 23, 2013.”

13.	In Section 18.4, replace the Notice to Buyer with the following:
iRobot Corporation
8 Crosby Drive
Bedford, MA 01730
Attn: Legal Department
[The remainder of this page is intentionally blank]
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

First Amendment to Manufacturing Agreement

March 2010	GDW VF

IN WITNESS WHEREOF. the parties hereto have caused this Agreement to be executed by their duly empowered representatives as follows:

For and on behalf of Buyer iROBOT CORPORATION
/s/ Glen D. Weinstein 3/22/10
Glen D. Weinstein
SVP & General Counsel

For and on behalf of Seller KIN YAT INDUSTRIAL CO. LTD.
/s/ Vincent Fung 3/22/10
Vincent Fung
Executive Director

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

First Amendment to Manufacturing Agreement

March 2010	GDW VF

EXHIBIT A
Purchase Order Terms & Conditions (Kin Yat)
1. DEFINITIONS. As used in this Agreement, the below terms shall have the following meanings: (a) “Contractor” or “Buyer” means the legal entity purchasing the supplies/services; (b) “Subcontractor”, “Seller”, “Supplier”, or “Vendor” means the legal entity that has entered into this Agreement with the Buyer; (c) “Contract”, “Subcontract”, “Agreement”, and “Order” (whether capitalized or not) are used interchangeably and refer to this contractual instrument.
2. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of the Buyer’s office indicated on the face of the order.
3. COMPLIANCE WITH LAWS. Seller shall comply with all applicable federal, state, and local laws, rules, regulations and orders in effect on the date of this order, including, if applicable, the Equal Opportunity Clauses of 41 CFR 60-1.4, 41 CFR 60-250.5, 41 CFR 60-741.5, and the Reporting Requirements Clause of 41 CFR 61-250.10. Seller agrees to indemnify Buyer and hold Buyer harmless against any loss or liability due to Seller’s violation of non-compliance with such regulations. Upon Buyer’s request, Seller shall furnish evidence demonstrating such compliance.
4. INTERPRETATION OF AGREEMENT. This Agreement and any documents incorporated by reference or attached constitute the parties’ complete agreement. No prior representations or agreement, either written or oral, shall be considered to change, add to, or contradict it. Any ambiguity, conflict, or inconsistency in the Agreement shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties’ intentions at the time of contracting.
5. ACCEPTANCE OF AGREEMENT. This Agreement supersedes all previous written or verbal representations and agreements between the parties with respect to the subject matter hereof and becomes a binding agreement, subject to the specific terms and conditions stated herein, upon Seller’s acceptance by acknowledgement or commencement of work.
6. ASSIGNMENT/SUBCONTRACTING. Seller shall not assign this Agreement, or any rights, interest or payments, or the performance of any of its duties under this order without the prior written consent of Buyer. Seller shall not subcontract the complete or any substantial portion of the work without the prior written consent of the Buyer. Any attempted or purported assignment/subcontracting by Seller without Buyer’s prior written consent shall be void and not binding upon Buyer.
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8. TAXES. The price of the supplies/services procured hereunder includes all applicable taxes and duties up to the FOB delivery point.
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10. PAYMENT TERMS. Unless otherwise specified in this Agreement, terms of payment are “Net 45 days.” If a discount for prompt payment of Seller’s Invoice is allowed, payment shall be made within the allowable period to qualify for such discount. The time allowable for payment shall begin after both: (a) Buyer’s receipt of Seller’s invoice, and (b) delivery of acceptable goods or performance of satisfactory services.
11. INVOICES. An itemized invoice shall be submitted in duplicate to the address shown on the face of the order to the attention of the Accounts Payable Department or can be submitted by email to apinvoices@irobot.com . The invoice should contain the Agreement number (PO number), description of supplies/services furnished, quantity, unit prices, and total price.
12. WORK ON BUYER’S CUSTOMER’S PREMISES. If this order requires Seller to perform work on Buyer’s or Buyer’s customer’s premises, Seller shall take all necessary precautions to prevent any injury to persons or damage to property during the progress of such work. Except to the extent that any injury to persons or damage to property is due solely and directly to Buyer’s or its customer’s fault or negligence, Seller agrees to indemnify Buyer and its customer against all loss or liability resulting from any act or omission of Seller, its employees, agents, or subcontractors.
13. PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY. Seller agrees to indemnify, defend, and hold harmless Buyer and those for whom Buyer may act as agent, from any costs, expenses, damages, or liability that Buyer may incur as a result of any proceedings charging infringement of any patent, copyright, or trademark by reason of sale or use of any supplies/services/date furnished by Seller.
14. WARRANTY OF SUPPLIERS/SERVICES. Seller warrants that as supplies/services furnished under this Agreement shall conform to the Buyer’s drawings, specification, or other description and will be of good material and workmanship and free of defects. Seller warrants that the supplies/services will meet Seller’s published specifications and standards. These warranties shall survive inspection, acceptance, and payment. Supplies/services that do not conform to the above warranties may, at any time within twelve (12) months after delivery to Buyer, be rejected. At Seller’s request and expense, defective products will be returned to Seller.
15. CHANGES. Buyer may, at any time, in writing, make changes to this order. If any such change causes an increase or decrease in the cost or time required for performance of the work, the price and/or delivery schedule shall be equitably adjusted, and the Agreement so modified.
16. DISPUTES. Any dispute arising under this order that is not settled by agreement between the parties may be settled by appropriate legal proceedings in any court of competent jurisdiction. Pending final resolution, Seller shall proceed with the performance of this order in accordance with Buyer’s instructions.
17. STOP WORK ORDER. Buyer may, at any time, by written notice to Seller, stop all or part of the work hereunder for up to ninety (90) days. Upon receiving a stop-work order, Seller shall immediately comply with its terms and take all reasonable steps to avoid incurring any additional cost allocated to such work. Within ninety (90) days after the effective date of the stop-work order, Buyer shall either cancel the stop-work order or terminate the work covered by the stop-work order.

18. EXCESS MATERIALS. Excess materials may result from order cancellation and/or excess material authorizations by Buyer for the purpose of securing long lead-time materials. If an order or part of the order is cancelled for more than three (3) months, Buyer shall reimburse Seller the costs of the materials purchased by Seller for the order. If materials from a material authorization remain inactive in stock for more than three (3) months, Buyer shall reimburse Seller the costs of the materials purchased by Seller for the order. Such reimbursements for excess materials shall be paid by Buyer to Seller within fourteen (14) days of receipt of invoice.
19. TERMINATION FOR CONVENIENCE. Buyer reserves the right, at any time, in his own best interest, and without liability, to terminate the order in whole or in part, by written notice of termination for convenience to Seller. If the order is so terminated then, within thirty (30) days following Seller’s receipt of the termination notice, Seller shall submit a claim for equitable adjustment. Seller shall provide Buyer any supporting information necessary to document the reasonableness of Seller’s termination for convenience claim.
20. TERMINATION FOR DEFAULT. Buyer may, without liability, and in addition to any other rights or remedies provided herein or by law, terminate this order in whole or in part by written notice of default if Seller: (a) fails to deliver the supplies or perform the service within the time specified; (b) fails to make sufficient progress with the work thereby endangering completion of performance within the time specified; or (c) fails to comply with any of the other instructions, terms, or conditions. Buyer’s rights to terminate for default may be exercised if Seller does not cure the failure within ten (10) days after receiving Buyer’s notice of such failure. If Buyer terminates this order in whole or in part, Buyer may repurchase similar supplies or services from others and Seller shall be liable for any additional costs for the terminated supplies/services. In the event of a partial termination, Seller shall continue the work not terminated. Seller shall not be liable for any additional costs if failure to perform arises from causes beyond Seller’s or Seller’s subcontractor’s control and without fault or negligence of either of them; provided, however, that the supplies/services to be furnished by Seller’s subcontractor (at any tier) were not obtainable from others in time for the Seller to meet the order delivery requirements. Buyer shall pay Seller the order price for any completed supplies/services delivered and accepted. Buyer may withhold from any payments due Seller, any sum necessary to protect Buyer against any liability or expenses due to the termination for default. Seller shall provide Buyer any supporting information necessary to document the reasonableness of Seller’s termination for default claim.
21. PACKAGING AND PACKING. Seller shall be responsible for properly packing and packaging the supplies in suitable containers for protection during shipment in accordance with transportation regulations and good commercial practices. Seller shall label each shipment’s bill of lading with the corresponding Purchase Order number.
22. BUYER’S PROPERTY AND INFORMATION. Buyer’s property, such as drawings, specifications, data and the like, furnished to Seller for performance of the work shall remain the property of Buyer, shall be considered private and confidential Buyer information, and shall not be given to others not having a need-to-know or used by Seller for its own purposes. Any designs, drawings, dies, molds, tooling, technical data/information, material, equipment, etc. that Seller makes or buys from others for producing the supplies/services and charged to Buyer’s account, shall become Buyer’s property immediately upon manufacture or procurement. When practical, all such Buyer property shall be marked as belonging to Buyer, shall be held by Seller on consignment at Seller’s risk, and shall be used exclusively to perform the work requirements of this Agreement. Upon order completion, all Buyer furnished property shall be returned to the Buyer in the same condition as received, allowing for reasonable wear and tear, except to the extent that the property has been incorporated into supplies delivered or consumed in the performance of work.
23. UNAUTHORIZED CHANGES TO SUPPLIES/SERVICES. Upon Buyer’s approval of Seller’s drawings, designs, specifications, etc., Seller shall make no changes affecting form, fit, or function of the supplies without Buyer’s prior written approval. Any approvals by Buyer shall not relieve Seller of responsibility to meet Seller’s published specifications and standards.
24. PERMITS, FEES, AND LICENSES. Except as otherwise provided in this order, Seller shall obtain and pay for all permits, fees, and licenses required for the work, if any, at no additional charge to Buyer.
25. FAILURE TO COMPLY. If Seller fails to comply with any of the Agreement requirements, Buyer may exercise its option to terminate the order for default or invoke applicable warranties for non-conformance. In lieu of this, however, Buyer may waive the Seller deficiency. In return therefore, Seller agrees to negotiate an equitable reduction in the Agreement price.
26. ORDER OF PRECEDENCE. The following descending order of precedence shall apply in the event of an ambiguity, discrepancy, or conflict in the documents comprising this Agreement: (a) the Agreement; (b) the statement of work; (c) the technical specifications; (d) the drawings; and (e) any other documents referenced or appended to the Agreement. However, in the event of an ambiguity, discrepancy, or conflict in any of the technical requirements or drawings, Seller shall immediately consult Buyer for a resolution.
27. INSPECTION AND TEST. Buyer, its customer and its representative may inspect and/or test materials, work in progress, and completed supplies at all reasonable times and places during performance of the work and prior to shipment. Rejected supplies shall be corrected or replaced. Rejected services shall be re-performed in an acceptable manner. If inspection and test are made on Seller’s premises, Seller shall, without additional charge, provide reasonable facilities and assistance for the safety and convenience of the inspectors performing these duties. Inspections and tests shall be performed in such a manner as not to unduly delay work in progress. Unless otherwise agreed in writing, all supplies furnished under this Agreement are subject to Buyer’s inspection and acceptance or rejection at destination, notwithstanding any previous Buyer or its customer’s source inspection or test. Inspection/test at source or at destination shall not relieve Seller of his responsibility to furnish the supplies/services in strict conformance with Agreement requirements. Seller shall maintain an inspection and quality control system acceptable to Buyer and its customer. Seller shall furnish Buyer the records of inspection/test for supplies and services furnished hereunder at any time during the warranty period upon Buyer’s request.
28. CERTIFICATION OF INDEPENDENT PRICE DETERMINATION. Seller certifies that the price(s) proposed have been arrived at independently, without consultation, communication, or agreement with any others for the purpose of restricting competition, and that Seller has not and will not knowingly disclose the price(s), directly or indirectly, to any other offeror.
29. TRANSPORTATION CHARGES. Unless otherwise provided in this Agreement, transportation charges shall be included in the FOB price. No insurance or premium transportation costs will be allowed unless authorized by Buyer. Risk of loss, regardless of cause, is Seller’s responsibility until the supplies/services/data are delivered. If Seller is delinquent in delivery, Buyer may require shipment by the fastest means available, and any premium transportation charges therefore shall be Seller’s responsibility.
30. DELIVERY. Seller agrees that time is of the essence in the performance of this Agreement. Deliveries shall be strictly in accordance with the order delivery schedule. Buyer reserves the right to refuse or return, at Seller’s expense, any excess shipments or deliveries made in advance of the order schedule. Invoices for early deliveries, when accepted, may be deferred until the scheduled delivery date. Seller agrees to advise Buyer, as soon as possible, of any delays in meeting the order delivery schedule and the reason therefore. If a delay is due to causes beyond Seller’s and, when applicable, its subcontractor’s control, and without fault or negligence of either of them, Buyer may, at its sole discretion, either adjust the delivery schedule or terminate the order for convenience. If the delay is due to Seller’s or its subcontractor’s failure, and the failure is not cured within ten (10) days after Seller’s receipt of Buyer’s notice thereof, Buyer may, at its sole discretion, either accept a revised delivery schedule and an equitable reduction in the order price, or terminate the order for default. Acceptance of late deliveries shall not constitute a waiver thereof by Buyer. In addition, if retailer’s fees are incurred due to shipping delay(s) and/or incorrectly packed shipment(s) caused by Seller, and Seller only, iRobot will deduct those fee amounts from any money owed to Seller.
31. PUBLIC RELEASE OF INFORMATION. No public release of information, news release, announcement, advertisement, denial or conformation of this order or the subject matter hereof, shall be made.
32. WAIVER OF RIGHTS. Failure of either party to insist on performance of any provision of this order shall not be construed as a waiver of that provision or a waiver of Buyer’s or Seller’s right to require compliance with such provision in any later instance. If any provision of this order is found to be illegal or unenforceable under law, that provision shall be deleted; however, all other provision of this order shall not be affected thereby, and shall remain in full force and effect.
33. INSOLVENCY. If Seller ceases to conduct normal business operations (including inability to meet its obligations), or if any proceedings under bankruptcy or insolvency laws is brought by or against Seller, or a receiver for Seller is appointed or applied for, or Seller makes an assignment for the benefit of creditors, Buyer may terminate this order, without liability, except for deliveries previously made and for supplies completed and subsequently delivered in accordance with the terms of the order. In the event of Seller’s insolvency, Buyer shall have the right to procure the balance of the order from others without liability.
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35. NOTICE OF LABOR DISPUTES. When an actual or potential labor dispute or other condition delays or threatens to delay the timely performance of this order, Seller shall immediately notify Buyer in writing. Such notice shall include all relevant information regarding such dispute or other condition. Seller shall insert the essence of this provision in all subcontracts issued hereunder.
36. TITLE AND RISK OF LOSS. Unless otherwise provided in this Agreement, the FOB point shall be the delivery destination indicated in this order, and title to the supplies and risk of loss or damage shall pass to Buyer upon Buyer’s acceptance of the supplies regardless of where Buyer takes physical possession. Title to the inventory, including parts and finished goods, remains with Seller until the goods are delivered to and accepted at the FOB delivery destination.
37. QUANTITY. It is Seller’s responsibility to furnish the quantity of supplies/services called for in this order. No variation in the quantity specified herein will be accepted as compliance with this order.
38. GRATUITIES. Seller warrants that it has not offered or given, and will not offer or give to any employee, agent, or representative of Buyer, a payment, gratuity, or kickback for obtaining or rewarding favorable treatment by Buyer with respect to the terms, conditions, price, performance, or award of an order.
39. NO EXTRA CHARGES. The total price payable to Seller hereunder for supplies/services furnished in accordance with the procurement requirements shall be stated in this Agreement. The price shall not be increased to cover any future Seller price increases and shall be inclusive of packing, packaging and cartage, premium transportation charges, reusable containers, service or carrying charges, permits, fees, and licenses, or any other charges whatsoever unless specifically agreed to in writing by Buyer.
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41. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Buyer and Seller regarding this procurement and supersedes all previous written or oral agreements and commitments. No terms or conditions of sale set forth in Seller’s quotation or acknowledgement shall be included to a part hereof, nor shall any prior course of dealing, custom, or usage in the trade supersede or modify any Agreement provisions. Any subsequent additions, deletions or modifications to this Agreement shall not be binding upon the parties unless same are mutually agreed upon and incorporated herein in writing.

EXHIBIT B
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